[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]






                                                              April 12, 1996


C-COR Electronics, Inc.
60 Decibel Road
State College, PA  16801

                  Re:      Registration Statement on Form S-8

Gentlemen:

                  We have acted as special counsel to C-COR Electronics, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of interests in the C-COR Electronics, Inc. Retirement Savings and Profit Sharing Plan (the "Plan") and 50,000 shares of common stock of the Company, par value $.10 per share (the "Shares"), issuable thereunder.

                  In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

                  Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

                                                     Very truly yours,


                                          /s/ Ballard Spahr Andrews & Ingersoll
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